Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

AUSTIN, Minn. (November 24, 2009) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2009 fourth quarter and full year.

HIGHLIGHTS

Fourth Quarter

•                  Diluted EPS of $.77, up 54 percent from $.50 per share in 2008

•                  Segment operating profit increased 17 percent from last year

•                  Dollar sales of $1.68 billion decreased 10 percent from 2008

•                  Volume down 3 percent from 2008

•                  Grocery Products operating profit up 12 percent; volume down 7 percent; dollar sales down 12 percent

•                  Refrigerated Foods operating profit up 23 percent; volume up 1 percent; dollar sales down 9 percent

•                  Jennie-O Turkey Store operating profit up 6 percent; volume down 6 percent; dollar sales down 10 percent

•                  Specialty Foods operating profit up 9 percent; volume down 8 percent; dollar sales down 12 percent

•                  All Other operating profit up 53 percent; volume down 11 percent; dollar sales down 13 percent

•                  Net Interest and Investment Income was up $22.9 million from 2008

Fiscal Year

•                  Diluted EPS of $2.53, up 22 percent from $2.08 per share in 2008

•                  Segment operating profit up 7 percent from last year

•                  Dollar sales of $6.53 billion down 3 percent from 2008

•                  Volume down 3 percent

•                  Grocery Products operating profit up 9 percent; volume down 3 percent; dollar sales down 2 percent

•                  Refrigerated Foods operating profit up 7 percent; volume down 1 percent; dollar sales down 2 percent

•                  Jennie-O Turkey Store operating profit up 11 percent; volume down 3 percent; dollar sales down 3 percent

•                  Specialty Foods operating profit down 2 percent; volume down 9 percent (down 12 percent excluding acquisitions); dollar sales down 9 percent (down 11 percent excluding acquisitions)

•                  All Other operating profit up 2 percent; volume up 2 percent; dollar sales down 2 percent

•                  Net Interest and Investment Income was up $47.7 million from 2008

The company reported fiscal 2009 fourth quarter net earnings of $103.9 million, up 53 percent from earnings of $ 67.8 million a year earlier. Diluted earnings per share for the quarter were

$.77 this year compared to $.50 per share last year. Sales totaled $1.68 billion, which was down 10 percent from fiscal 2008.

For the twelve months ending October 25, 2009, net earnings were $342.8 million, or $2.53 per diluted share, (up 22 percent) compared to $285.5 million a year ago, or $2.08 per diluted share. Sales totaled $6.53 billion, down 3 percent from $6.75 billion in the same period last year.

COMMENTARY

“We are pleased to report an excellent finish to fiscal 2009. All five business segments contributed to our third consecutive strong quarter, generating a 54 percent increase in EPS and a 17 percent increase in segment operating profit. We are happy to get back on track with our long-term record of earnings growth after a challenging year in 2008,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our Refrigerated Foods segment led the way with strong earnings resulting from an enhanced product mix bolstered by lower input costs. Our Grocery Products segment posted solid earnings results from lower year-over-year input costs for many items and behind the strength of increased sales and market share of our Hormel chili product line. Our Jennie-O Turkey Store segment benefitted from reduced production levels and lower input costs. A return to positive earnings comparisons by our Specialty Foods and All Other segments, lower freight and warehouse expenses across all of our business segments and improved investment income results also contributed to our strong earnings results,” explained Ettinger.

“Although we are pleased with our earnings, we experienced disappointing sales in the fourth quarter. The decline in sales was attributable in part to lower commodity costs reflected in lower pricing in our pork and turkey complex, planned production reductions at Jennie-O Turkey Store, product rationalizations and some difficult comparisons from the prior year. In addition, we were also faced with a continued weak consumer environment that hampered sales efforts during the quarter,” Ettinger remarked.

“For the full year, earnings per share grew 22 percent on a 3 percent reduction in sales. Four of our five segments posted increased segment operating profits over a year ago, and total operating profits increased 7 percent from a year ago,” stated Ettinger.

“This morning, we announced an $.08 per share increase to our annual dividend rate (or 10.5%), making the new dividend $.84 per share. This is the 44th consecutive year in which we’ve increased our dividend,” Ettinger concluded.

SEGMENT OPERATING HIGHLIGHTS — FOURTH QUARTER

Grocery Products (14% of Net Sales, 27% of Total Segment Operating Profit)

The Grocery Products segment achieved strong segment profit results with an increase of 12 percent from 2008, as a result of favorable raw material and freight and warehouse variances. Strong sales of Hormel chili also contributed to the segment profit increase.  Sales declined as a result of a continued difficult consumer environment, particularly in the microwave product lines. The discontinued Carapelli joint venture comprised about a quarter of the sales decline, and increased promotional spending, difficult comparisons from a year ago and some product rationalization also contributed to the sales decline.

Refrigerated Foods (51% of Net Sales, 41% of Total Segment Operating Profit)

Refrigerated Foods delivered another excellent quarter, with segment operating profit up 23 percent versus last year.  Unfavorable spreads between hog costs and primal values were more than offset by a better product mix in both our Meat Products and Foodservice business units, as well as strong sales of such products as Hormel pepperoni, Lloyd’s barbeque products, and the DiLusso Deli Company product lines.  Sales were softer overall, reflecting a weak foodservice sales environment and reduced prices of commodity pork, hams and bacon.

Jennie-O Turkey Store (20% of Net Sales, 14% of Total Segment Operating Profit)

Total segment profit for Jennie-O Turkey Store improved 6 percent from last year. Lower feed expenditures due to the planned reduction of turkey production helped boost their segment profit.  The reduced production helped offset continued low commodity meat prices, by reducing our exposure to those markets. Sales of value-added products were constrained by challenging market conditions.

Specialty Foods (11% of Net Sales, 12% of Total Segment Operating Profit)

Segment operating profit for Specialty Foods was up 9 percent, on mixed results within the segment. Strong private label performance by the Specialty Products business more than offset weak sales of nutritional and ready-to-drink products by Century Foods International.

All Other (4% of Net Sales, 6% of Total Segment Operating Profit)

The All Other segment, which includes Hormel Foods International, surpassed last year’s segment profit by 53 percent.  Profit improvement was achieved due to lower raw material and freight expenses, along with improved currency conditions.  Export markets remained challenging due to the continuing weak global economy.

Net Interest and Investment Income

Net interest and investment income improved $22.9 million from last year due to the significantly improved investment results of the company’s rabbi trust investments.

General Corporate Expense

During the quarter, general corporate expenses were higher than last year due to higher employee compensation plan costs.

OUTLOOK

“Having returned to more normal earnings growth levels this year, we are confident in our ability to continue to enhance our bottom line.  We intend to tackle the challenge of a continued weak economy and reduced consumer spending, and expect to restore top-line growth on an annualized basis in 2010.  After assessing the important factors affecting our business for the upcoming year, we are setting our fiscal 2010 guidance range at $2.63 to $2.73 per share,” stated Ettinger.

DIVIDENDS

Effective November 15, 2009, the Company paid its 325th consecutive quarterly dividend, at the then annual rate of $.76.

CONFERENCE CALL

A conference call will be Webcast at 8:30 a.m. CT on Tuesday, November 24, 2009. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 877-941-6009 and you must provide the access code of 4173819. An audio replay is available by calling 800-406-7325 and entering access code 4173819. The audio replay will be available beginning at 10:30 a.m. CT on Tuesday, November 24, 2009, through 11:59 p.m. CT on December 8, 2009. The Webcast replay will be available at 10:30 a.m. CT, Tuesday, November 24, 2009, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index. Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine for the 10th consecutive year. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 28-34 in the company’s 10-Q for the fiscal quarter ended July 26, 2009, which was filed with the SEC on September 4, 2009, and can be accessed at http://www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2009 Fourth Quarter Segment Operating Results (in Thousands)

	FOURTH QUARTER — 13 WEEKS ENDED
	October 25, 2009	October 26, 2008	% Change
NET SALES
Grocery Products	$232,043	$263,383	(11.9)
Refrigerated Foods	857,178	941,413	(8.9)
Jennie-O Turkey Store	337,544	374,132	(9.8)
Specialty Foods	189,051	214,337	(11.8)
All Other	59,286	68,247	(13.1)
Total	$1,675,102	$1,861,512	(10.0)

OPERATING PROFIT
Grocery Products	$46,004	$40,939	12.4
Refrigerated Foods	70,440	57,199	23.1
Jennie-O Turkey Store	25,062	23,716	5.7
Specialty Foods	21,247	19,423	9.4
All Other	9,695	6,348	52.7
Total segment operating profit	172,448	147,625	16.8
Net interest and investment income	(4,481)	(27,387)	83.6
General corporate expense	(10,294)	(3,517)	(192.7)
Earnings before income taxes	$157,673	$116,721	35.1

	YEAR TO DATE — 52 WEEKS ENDED
	October 25, 2009	October 26, 2008	% Change
NET SALES
Grocery Products	$924,682	$947,184	(2.4)
Refrigerated Foods	3,436,242	3,521,672	(2.4)
Jennie-O Turkey Store	1,227,709	1,268,002	(3.2)
Specialty Foods	708,730	777,659	(8.9)
All Other	236,308	240,386	(1.7)
Total	$6,533,671	$6,754,903	(3.3)

OPERATING PROFIT
Grocery Products	$162,531	$148,768	9.3
Refrigerated Foods	226,171	211,961	6.7
Jennie-O Turkey Store	86,909	78,306	11.0
Specialty Foods	68,484	70,124	(2.3)
All Other	27,631	27,001	2.3
Total segment operating profit	571,726	536,160	6.6
Net interest and investment income	(8,432)	(56,125)	85.0
General corporate expense	(38,312)	(22,499)	(70.3)
Earnings before income taxes	$524,982	$457,536	14.7

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	10-25-2009	10-26-2008*	10-25-2009	10-26-2008*

Net sales	$1,675,102	$1,861,512	$6,533,671	$6,754,903

Cost of products sold	1,370,908	1,585,272	5,434,800	5,692,974

GROSS PROFIT:	304,194	276,240	1,098,871	1,061,929

Selling, general and administrative	142,704	132,936	567,085	552,503

Equity in earnings of affiliates	664	804	1,628	4,235

OPERATING INCOME:	162,154	144,108	533,414	513,661

Other income & expenses:
Interest & investment income (loss)	2,178	(19,963)	19,563	(28,102)

Interest expense	(6,659)	(7,424)	(27,995)	(28,023)

EARNINGS BEFORE INCOME TAXES:	157,673	116,721	524,982	457,536

Provision for income taxes	53,797	48,910	182,169	172,036
(effective tax rate)	34.12%	41.90%	34.70%	37.60%

NET EARNINGS	$103,876	$67,811	$342,813	$285,500

NET EARNINGS PER SHARE
Basic	$.78	$.50	$2.55	$2.11
Diluted	$.77	$.50	$2.53	$2.08

WEIGHTED AVG SHARES OUT
Basic	134,003	134,693	134,227	135,360
Diluted	135,702	136,172	135,489	137,128

DIVIDENDS DECLARED PER SHARE	$.190	$.185	$.760	$.740

* Includes retrospective reclassification of shipping and handling expenses to cost of products sold from selling, general and administrative.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	October 25, 2009	October 26, 2008
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$385,252	$154,778
Accounts receivable	372,292	411,010
Inventories	722,371	784,542
Deferred income taxes	66,435	45,948
Prepaid expenses	9,130	11,451
Other current assets	19,253	30,449

TOTAL CURRENT ASSETS	1,574,733	1,438,178

INTANGIBLES	761,009	770,544

OTHER ASSETS	403,600	430,092

PROPERTY, PLANT & EQUIPMENT, NET	952,713	977,657

TOTAL ASSETS	$3,692,055	$3,616,471

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$685,029	$781,233

LONG-TERM DEBT — LESS CURRENT MATURITIES	350,000	350,000

OTHER LONG-TERM LIABILITIES	533,574	477,666

SHAREHOLDERS’ INVESTMENT	2,123,452	2,007,572

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,692,055	$3,616,471

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fifty-Two Weeks Ended
	10-25-2009	10-26-2008
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$342,813	$285,500
Depreciation and amortization of intangibles	127,138	126,189
Decrease (Increase) in working capital	82,199	(162,169)
Other	(1,381)	22,102
NET CASH PROVIDED BY OPERATING ACTIVITIES	550,769	271,622

INVESTING ACTIVITIES
Net sale (purchase) of available-for-sale securities	3,899	(3,899)
Acquisitions of businesses/intangibles	(701)	(27,225)
Net purchases of property / equipment	(91,958)	(122,705)
Decrease (Increase) in investments, equity in affiliates, and other assets	3,532	(1,366)
Dividends from affiliates	0	970
NET CASH USED IN INVESTING ACTIVITIES	(85,228)	(154,225)

FINANCING ACTIVITIES
Net (payments on) proceeds from debt	(100,000)	29,946
Dividends paid on common stock	(101,376)	(95,531)
Share repurchase	(38,147)	(69,551)
Other	4,456	22,768
NET CASH USED IN FINANCING ACTIVITIES	(235,067)	(112,368)
INCREASE IN CASH AND CASH EQUIVALENTS	230,474	5,029
Cash and cash equivalents at beginning of year	154,778	149,749
CASH AND CASH EQUIVALENTS AT END OF YEAR	$385,252	$154,778